Exhibit 21.1
List of Subsidiaries

Entity	Chief Executive Offices or Principal Places of Business	Jurisdiction of Organization	Company Organizational Numbers

Digital Turbine, Inc.	110 San Antonio Street Suite 160 Austin, TX 78701	USA	22-2267658

Digital Turbine USA, Inc.	110 San Antonio Street Suite 160 Austin, TX 78701	USA	45-3982329

Digital Turbine (EMEA) Ltd.	Arieh Shenkar Street 4 4672504 Herzliya, Israel	Israel	514802875

Digital Turbine Luxembourg S.a.r.l.	121, Avenue de la Faiencerie L-1511 Luxembourg	Luxembourg	Section B, 173 016

Digital Turbine Media, Inc.	406 Blackwell Street Suite 500 Durham, NC 27701	USA	26-2346340

Digital Turbine Singapore Pte Ltd.	1 George Street #10-01 Singapore 049145	Singapore	201407526R

Mobile Posse, Inc.	1010 North Glebe Road Suite 800 Arlington, VA 22201	USA	20-3687545

Digital Turbine LATAM Servicos de Intermediacao de Midia LTDA.	Avenida Paulista, 37, 7º Andar, Conjunto 72 Bela Vista São Paulo - SP Brasil 01311-000	Brazil	38.830.685/0001-76

Triapodi Ltd. (d/b/a Appreciate)	Abba Even Boulevard 16 4672534 Herzliya, Israel	Israel	514490523